Exhibit 99.1
Results from Clinical Trials using Low-dose Doxepin: Treatment Responders Defined by Categorical Criteria

Nancy Nadolski,1 H. Heith Durrence,2 Elizabeth Ludington,3 Roberta Rogowski,2 Thomas Roth4

1Northwest Pulmonary and Sleep, 2Somaxon Pharmaceuticals, 3Synteract, 4Henry Ford Sleep Disorders Center
INTRODUCTION
Insomnia represents a serious health concern with women making up the majority of chronic insomnia sufferers. Insomnia is characterized by difficulty with sleep onset, sleep maintenance, waking too early, and/or non restorative sleep despite adequate opportunity to sleep that is associated with daytime impairment or distress. Sleep maintenance insomnia—defined as the inability to stay asleep throughout the night or the propensity for early morning awakenings—is the most commonly reported type of insomnia, comprising over 70% of those with insomnia.1,2
This report reviews results from 3 Phase III randomized, placebo-controlled clinical trials. In these trials, doxepin 3 mg and 6 mg demonstrated significant improvements in sleep maintenance parameters compared with placebo (PBO).3-5 However, not every patient benefits from every drug and therefore it is informative to conduct a responders analysis. A responders analysis (RA) measures the proportion of patients that experience a meaningful clinical response as defined by pre-set criteria.
Doxepin (DXP), a potent and selective H1 antagonist at the sleep-specific doses of 3 mg and 6 mg,4 has demonstrated significant efficacy in treating sleep maintenance.3-5 The present poster reviews the efficacy of DXP 3 mg and 6 mg on parameters associated with sleep maintenance and early morning awakenings across three Phase 3 trials.
METHODS AND STATISTICS
Objective and Study Design
Sleep maintenance, sleep duration, and early morning awakening endpoints from three double-blind placebo-controlled trials are reported. In two trials, patients meeting DSM-IV-TR criteria for primary insomnia were randomized for up to 12 weeks (WK) of treatment. Study A was a 12-WK trial of elderly patients [N=240; DXP 3 mg vs placebo (PBO)]. Study B was a 5-WK trial of adult patients (N=221; DXP 3 mg and 6 mg vs PBO). Study C was a single-night trial that used a combination of the 1st night effect and a 3-hour phase advance to simulate transient insomnia in healthy adults (N=565; DXP 6 mg vs PBO). The primary method of evaluating efficacy was polysomnography (PSG) in all three studies. Studies A and B included both PSG and patient-reported data. Only PSG responder data are presented here. Polysomnography-defined total sleep time (TST) and wake time after sleep onset (WASO) were analyzed. In terms of safety, standard safety measures, included adverse event reporting, laboratory panels, ECGs, next-day residual effects, physical exams and sleep architecture were included in each trial.
Statistics
In the responders analysis, pre-specified thresholds (categorical criteria) were analyzed for both TST and WASO, evaluating the proportion of patients who responded to these criteria in each dose group after the first and final night (N) of treatment. For Study A, data from N29 were also included. The categorical criteria were defined a priori, and were selected to reflect improvements ranging in scope from moderate to large for the two parameters examined. Some categories, such as WASO<30 minutes, may reflect sub-threshold levels of insomnia impairment, with patients below this cutoff not likely to be identified as having insomnia.
DEMOGRAPHICS AND DISPOSITION
In Study A, a total of 240 subjects met eligibility criteria and were randomized into the study (81 PBO, 77 DXP 1 mg, and 82 DXP 3 mg), with 214 subjects (89%) completing the study. In Study B, a total of 221 subjects met eligibility criteria and were randomized into the study (73 PBO, 75 DXP 3 mg, 73 DXP 6 mg), with 203 subjects (92%) completing the study. In Study C, a total of 565 subjects met eligibility criteria and were randomized into the study (282 PBO, 283 DXP 6 mg), with all subjects completing the study. Baseline characteristics and early termination rates were comparable in all studies, with lower overall discontinuation rates for the DXP groups versus PBO.
The mean age in Study A was 71.4 years. In Study B, the mean age was 44.5 years. In Study C, the mean age was 35.5 years. All three studies had a higher percentage of women than men, with the distribution of women ranging from 65-73% in chronic insomnia trials (Studies A and B), with 55% in the transient study (Study C).
OVERALL RESULTS USING TST AND WASO
Prior to reviewing the response rate data, it is important to briefly review the overall results from the mean TST and WASO data in each trial. These results established that DXP produced statistically significant improvements in sleep maintenance and duration parameters as measured by sample means across a series of Phase 3 trials. DXP 3 mg and 6 mg significantly improved both TST and WASO on N1 of all three PSG trials (all p-values<0.0001). The significant improvements in sleep maintenance and sleep duration were maintained at the final time point in all studies. Additionally, there were no gender differences in the sleep maintenance efficacy in any study.
Supported by funding from Somaxon Pharmaceuticals, Inc.

TREATMENT RESPONDERS RESULTS
When the pre-specified categories are calculated for each study, a clear pattern emerges. Treatment responder data for TST and WASO are described below for Study A (Table 1), Study B (Table 2), and Study C (Table 3).
Table 1. Percentage of Patients in Study A(3 Month Elderly Insomnia) Responding to Treatment for TST and WASO

	Night 1		Night 29		Night 85
Categorical Definition	Placebo	DXP 3 mg	Placebo	DXP 3 mg	Placebo	DXP 3 mg
Total Sleep Time
> 6 hours	35%	68%	45%	57%	41%	69%
>6.5 hours	22%	48%	23%	35%	23%	32%
7 hours	2%	23%	8%	12%	9%	14%
Wake Time After Sleep Onset
<75 minutes	27%	56%	32%	49%	30%	45%
<60 minutes	14%	41%	20%	35%	19%	34%
<45 minutes	6%	26%	13%	16%	9%	22%
Table 2. Percentage of Patients in Study B (5 Week Adult Chronic Insomnia) Responding to Treatment for TST and WASO

	Night 1			Night 29
Categorical Definition	Placebo	DXP 3 mg	DXP 6 mg	Placebo	DXP 3 mg	DXP 6 mg
Total Sleep Time
> 6 hours	69%	89%	92%	75%	87%	90%
>6.5 hours	50%	79%	79%	54%	74%	78%
7 hours	25%	57%	58%	29%	53%	59%
Wake Time After Sleep Onset
<60 minutes	56%	77%	84%	59%	75%	77%
<45 minutes	35%	63%	70%	42%	56%	64%
<30 minutes	21%	43%	52%	25%	32%	55%
Table 3. Percentage of Patients in Study C (Transient Insomnia Model) Responding to Treatment for TST and WASO

	Night 1
Categorical Definition	Placebo	DXP 3 mg
Total Sleep Time
> 6 hours	67%	93%
>6.5 hours	48%	85%
7 hours	30%	67%
Wake Time After Sleep Onset
<60 minutes	49%	82%
<45 minutes	40%	71%
<30 minutes	26%	52%

RESULTS SUMMARY
In these three Phase 3 trials:
•	Compared with placebo, DXP 3 mg and 6 mg appeared to:
•	Result in substantial increases in the percentage of subjects responding to treatment

•	Produce response rates that were consistent improved regardless of what population, time point, or variable was examined
•	The improvement in response rates for sleep maintenance and duration parameters were not accompanied by clinically significant residual effects the following morning (data not shown)[5,6,8]

•	DXP 3 mg and 6 mg were well-tolerated (data not shown)5-8
•	Rates of somnolence/sedation, although higher in the DXP groups in some studies, were reported by <10% in all groups

•	Incidence of treatment-emergent adverse reactions in long-term placebo-controlled clinical trials were
•	Somnolence/sedation (4% PBO, 6% 3 mg, 9% 6 mg), upper respiratory tract infection/nasopharyngitis (2% PBO, 4% 3 mg, 2% 6 mg), gastroenteritis (0% PBO, 2% 3 mg, 0% 6 mg), nausea (1% PBO, 2% 3 mg, 2% 6 mg), and hypertension (0% PBO, 3% 3 mg, <1% 6 mg)
CONCLUSIONS
In these three Phase 3 trials, DXP 3 mg and 6 mg administered nightly resulted in substantial increases in the percentage of subjects responding to treatment relative to placebo. These results were consistent regardless of the categorical criterion used to define a responder, and also regardless of which variable was used (WASO and TST). For the studies in insomnia patients, the results were consistent across time. Additionally, these significant improvements did not come at the expense of safety; there was no clinically significant evidence of residual sedation the following morning nor was there evidence of rebound insomnia in the trial assessing discontinuation effects. In summary, the responder analysis data further support the efficacy of DXP 3 mg and 6 mg in treating both sleep maintenance insomnia.
REFERENCES
1.	Lichstein KL, Durrence HH, Taylor DJ, et al. Epidemiology of sleep: Age, gender, and ethnicity. 2004. Mahwah, NJ: Erlbaum

2.	Breslau N, Roth T, Rosenthal L, et al. Sleep disturbance and psychiatric disorders...Biol Psychiatry 2004;39:411-8

3.	Krystal A, Durrence H, Scharf M, et al. Long-term-Efficacy and Safety of DXP 1 mg and 3 mg...Sleep 2010;33:1553-1561

4.	Krystal A, Lankford A, Durrence H, et al. Efficacy and Safety of DXP 3 and 6 mg... Sleep; In Press

5.	Roth T, Durrence H, Jochelson P, et al. Efficacy and Safety of DXP 6 mg in a Model of Transient Insomnia. Sleep Medicine 2010;11:843-847